Exhibit 99.3

Investor Relations Contact: Alan Catherall Numerex Corp. (770) 485-2523

Marketing/Press Contact:
Chuck Horne Numerex Corp. (770) 485-2548
FOR IMMEDIATE RELEASE
NUMEREX ACQUIRES AIRDESK
Acquisition Consolidates Wireless M2M Market Leadership
January 5, 2006 Atlanta, GA. Numerex Corp. (NASDAQ: NMRX) announced today the acquisition of AIRDESK™, an established leader in the wireless machine-to-machine (M2M) marketplace serving customers in the United States and Canada with wireless data solutions, network access and technical support. Numerex acquired the assets of AIRDESK, Inc. through its wholly owned subsidiary, Airdesk LLC.
“The wireless M2M market is poised for substantial growth in 2006 and beyond,” said Stratton Nicolaides, Numerex Chairman and CEO. “We are at a turning point in the M2M space where promise is now reality, due in large part to the growth of advanced data communications capabilities. We are leveraging that capability with added sales, support, advanced network services and a vision for growth to deliver proven, revenue-generating solutions for all customers. Airdesk with its very capable team of professionals is an important element in our growth strategy. We welcome them aboard.”
The acquisition solidifies Numerex’s position as one of the market’s most comprehensive wireless M2M networks and solutions provider. This event combines two experienced marketing and sales forces capable of reaching multiple market segments across the US, Canada and Latin America with both fixed and mobile solutions. From a product perspective, the acquisition aligns Airdesk’s digital M2M products and portfolio of industry-leading radio modules with Numerex’s M2M network and services platform, including its CellemetryXG ‘toolset’ (a ‘menu’ of network services and customer support options). Numerex’s market-leading position in developing OEM and custom M2M solutions for industry partners — particularly security and vehicle tracking — will be enhanced by Airdesk’s presence in multiple vertical segments including utilities, fleet management and point-of-sale terminals. The Company anticipates that this combination will generate new and significant recurring service revenue opportunities.
“We are pleased to join one of the true pioneers of the wireless M2M industry,” said Michael Lang, President of AIRDESK, Inc. “This new relationship with Numerex provides our broad customer base access to the most reliable network service and comprehensive M2M product suite available. As a trusted partner we can now serve our customers throughout their entire M2M deployment, from device integration and certification support, through a multitude of network options and services. We are excited by the opportunity to become part of the Numerex family and believe that this will enable us to satisfy the increasingly complex needs of the M2M wireless customer.”
Mr. Lang will step into the role of Senior VP of Sales for Numerex and will be responsible for the Company’s wireless M2M sales, including Airdesk. Integration of Airdesk operations into Numerex will begin immediately upon closing.
Numerex and Airdesk structured the transaction as an asset purchase with debt assumption and common stock consideration totaling approximately $4.0 million with an additional $1.5 million in the form of an earn-out. Numerex paid at close approximately $1.0 million of Airdesk’s debt and assumed approximately $1.3 million of debt, payable over a 2-year period. As part of the common stock consideration, Numerex will issue up to 350,000 shares of its common stock, subject to certain restrictions and post-closing adjustments, to Airdesk over a two-year period. In addition, if certain revenue and EBITDA targets are achieved, Numerex could issue an additional 300,000 shares of Numerex common stock over a period of three years.

“Currently, Airdesk is running at a $12 million annual revenue pace and a break-even operating profit, after normalizing operations for financing and transaction costs incurred during the course of 2005,” stated Nicolaides. “We expect Airdesk to be profitable for the full-year 2006 and deliver substantial top-line growth over their current levels. In addition, we believe the transaction to be accretive on an earnings and valuation basis.”
About Numerex
Numerex (NASDAQ: NMRX) is a wireless machine-to-machine (M2M) communications, technology, and solutions business. The Company combines its network services, products, and application development capabilities to create innovative packaged and custom-designed M2M offerings for customers across multiple market segments. Numerex makes possible real-time wireless data communications, monitoring, tracking, and service management tailored to the needs of each application and industry, such as vehicle location and tracking, wireless security solutions, utilities, vending, and SCADA. In addition to its core M2M business, the Company markets proprietary video conferencing and data collaboration products to the educational and distance learning markets. It also provides networking and integration services to major telecommunications companies. Numerex primarily serves customers throughout the United States, Canada and Latin America. The company is headquartered in Atlanta, Georgia. www.nmrx.com
About AIRDESK
AIRDESK is a leading M2M cross-carrier network operator and provider of M2M solutions and services across a broad range of vertical and horizontal markets, including utilities, security, fleet management, asset tracking, inventory control, point-of-sale systems, vending, healthcare, and a host of other emerging M2M markets. Airdesk combines its extensive wireless industry expertise with technology, professional services, and activation to provide comprehensive, easy-to-implement solutions. Airdesk’s AirSource™ knowledge base is one the largest online database of wireless data communications and M2M information. www.airdesk.net
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding the combined business operations of Numerex and AIRDESK, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “continue,” “should,” “could,” “may,” or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties inherent in a business combination transaction, including those related to the inability to execute integration plans. Other risk factors include the failure to realize improvements on our digital multimedia and networking business; variations in quarterly operating results, delays in the development, introduction and marketing of new wireless products and services; customer acceptance of products and services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Further information on the factors and risks that could affect Numerex’s business, financial conditions and results of operations, are contained in Numerex’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements.
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